Exhibit 10.11B

AMENDMENT TO STOCK OPTION AGREEMENTS

This AMENDMENT TO STOCK OPTION AGREEMENTS (this “Amendment”) is entered into effective as of April 1, 2017 by and between Advanced Drainage Systems, Inc., a Delaware corporation (the “Company”), and the undersigned (the “Optionee”).

WHEREAS, prior to December 31, 2016, the Company and the Optionee entered into one or more Incentive Stock Option Agreements and/or Non-Qualified Stock Option Agreements (each, an “Agreement” and collectively, the “Agreements”), pursuant to which the Company granted to the Optionee options to purchase shares of common stock of the Company; and

WHEREAS, the Company and the Optionee desire to amend each of the Agreements as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Definitions. Capitalized terms used herein but not defined herein shall have the respective meanings set forth in the Agreements.

2.Amendments. Each of the Agreements is hereby amended by deleting §20 and replacing it with the following:

§20. Withholding. To the extent (if any) that this Option, when exercised, is treated as a non-statutory stock option and not as an incentive stock option within the meaning of §422 of the Internal Revenue Code, the Optionee agrees that the Optionee shall make such arrangements as are satisfactory to the Company for withholding of federal, state, and local income and employment taxes associated with such exercise. The Company agrees that, at the Optionee’s request, the Company shall permit the Optionee to satisfy such withholding requirements through the Company’s withholding from the Optionee of that number of shares of Stock otherwise deliverable upon the exercise of this Option equal in value to the aggregate amount of withholding that the Optionee wishes to satisfy through the Company’s retention of shares of Stock subject to the following:

After the Company’s adoption of ASU 2016-09, Compensation – Stock Compensation (Topic 718) dated March 2016, the Company may permit or require such individual to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares of Stock that would otherwise be received by such individual or to repurchase shares of Stock that were issued to such individual up to the lesser of the maximum statutory tax rate in the employees’ applicable jurisdiction, or a lesser amount if required by applicable laws and regulations pursuant to such rules as the Board may establish from time to time.

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Prior to the Company’s adoption of ASU 2016-09, Compensation – Stock Compensation (Topic 718) dated March 2016, the Company may permit or require such individual to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares of Stock that would otherwise be received by such individual or to repurchase shares of Stock that were issued to such individual to satisfy the minimum statutory withholding rates, for any applicable tax withholding purposes, in accordance with all applicable laws and regulations pursuant to such rules as the Board may establish from time to time.

The Company shall also have the right to deduct from all cash payments made to the Optionee (whether or not such payment is made in connection with an Option) any applicable taxes (at minimum statutory withholding rates) required to be withheld with respect to such payments.

3.Reaffirmation. The parties hereby ratify and reaffirm all of the other terms and conditions of the Agreements and such Agreements, as amended and supplemented by this Amendment, shall remain in full force and effect.

4.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the date first set forth above.

ADVANCED DRAINAGE SYSTEMS, INC.

By:
Name: Kevin C. Talley
Title: EVP & Chief Administrative Officer

OPTIONEE:

Print Name:

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